                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS

1. AVERAGE ANNUAL TOTAL RETURN (As of September 30, 1995)

    P (1 + T)n = ERV

  Where:               P =  a hypothetical initial payment
                            of $1,000

                       T =  average annual total return

                       N =  number of years

                     ERV=   ending redeemable value at the end
                            of the period

EXAMPLE:

                          HIGH-GRADE
            MONEY MARKET     BOND      BALANCED    EQUITY INDEX  EQUITY INCOME  GROWTH     INTERNATIONAL
ONE YEAR     PORTFOLIO    PORTFOLIO    PORTFOLIO    PORTFOLIO      PORTFOLIO   PORTFOLIO     PORTFOLIO
--------    ------------  ----------   ---------   ------------  ------------- ---------   -------------
 P =         $   1,000    $   1,000    $   1,000    $   1,000      $   1,000   $   1,000     $   1,000
 T =              5.77%       13.83%       23.65%       29.51%         25.69%      32.02%        11.21%
 N =                 1            1            1            1              1           1             1
ERV=         $1,057.72    $1,138.33    $1,236.50    $1,295.09      $1,256.92   $1,320.21     $1,112.14
FIVE YEARS
----------
 P =         $   1,000    $   1,000    $   1,000    $   1,000      $   1,000   $   1,000     $   1,000
 T =              4.29%*       8.23%*      11.99%*      13.47%*        12.76%*     16.85%*       10.87%*
 N =                 5            5            5            5              5           5             5
ERV=         $1,203.66*   $1,418.96*   $1,637.52*   $1,748.47*     $1,320.46*  $1,434.12*    $1,146.62*

--------
  * Since inception:
       Money Market Portfolio--May 2, 1991
       High Grade Bond and Equity Index Portfolio--April 29, 1991
       Balanced Portfolio--May 23, 1991
       Equity Income Portfolio and Growth Portfolio--June 7, 1993
       International Portfolio--June 3, 1994

2. YIELD (30 Days Ended September 30, 1995)


             [   a - b           ]
    Yield = 2[(------ + 1 )/6/ -1]
             [   c X d           ]

  Where:             a =    dividends and interest paid
                            during the period

                     b =    expense dollars during the
                            period (net of reimbursements)

                     c =    the average daily number of
                            shares outstanding during the
                            period

                     d =    the maximum offering price per
                            share on the last day of the
                            period

                                                  HIGH-GRADE
                 EQUITY INCOME      GROWTH           BOND          BALANCED      EQUITY INDEX
                   PORTFOLIO      PORTFOLIO       PORTFOLIO       PORTFOLIO       PORTFOLIO
                 -------------  --------------  --------------  --------------  --------------
Example      a =   $323,518.57     $261,783.14     $655,963.91     $984,760.93     $567,104.32
             b =   $ 28,742.73     $ 70,406.66     $ 27,145.13     $ 77,535.00     $ 66,512.00
             c = 7,560,974.667  11,326,366.169  11,211,260.540  20,925,955.621  17,451,158.007
             d =   $     12.00     $     14.10     $     10.42     $     13.33     $     15.69
         Yield =          3.93%           1.44%           6.55%           3.94%           2.20%